FIRST AMENDMENT TO THE
                 LONG-TERM ENHANCEMENT PLAN FOR
             SENIOR EXECUTIVES OF ROGERS CORPORATION



A.   Pursuant to Section 10 of the Long-Term Enhancement Plan for
     Senior Executives of Rogers Corporation (the "Plan"), effective as of April 4, 2000, the Plan is hereby amended by adding at the end of Section 2(b), the following:

         " , of which 75,000 shares were originally reserved by the Board of Directors for issuance pursuant to this Plan. Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company. In the event of a stock dividend, stock split or similar change in capitalization affecting the Capital Stock, the Committee shall make appropriate adjustments in the number and kind of shares of Capital Stock reserved and available for issuance under the Plan, subject to the provisions of Section 9."

B. Except as herein amended, the provisions of the Plan shall remain in full force and effect.

C.   IN WITNESS WHEREOF, Rogers Corporation has caused this
             First Amendment to the Plan to be executed this 25th day of April, 2000.



                                ROGERS CORPORATION



                                By: /s/ Robert M. Soffer

                                Robert M. Soffer, Treasurer